                                  Exhibit 11

                       Computation of Earnings Per Share
                     (In Thousands, Except Per Share Data)



                                                                      For the three months ended
                                                                   September 27,         September 28,
                                                                        1997                 1996
                                                                        ----                 ----

     Primary and fully diluted:
        Average shares outstanding                                     5,426                5,387
        Net effect of dilutive stock options based on the
             treasury stock method                                       120                  268
        Net effect of dilutive stock warrants                              0                    0
                                                                      ------                -----

     Total                                                             5,546                5,655
                                                                      ======                =====

     Net income                                                       $ (851)               $ 510
                                                                      ======                =====
     Per share amount                                                 $(0.15)               $0.09
                                                                      ======                =====